Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Exide Technologies:

We consent to the incorporation by reference in the registration statements (No. 333-126619, No. 333-138772, and No. 333-147243) on Form S-3 and (No. 333-168479, No. 333-161946, No. 333-138766, No. 333-123807 and No. 333-128897) on Form S-8 of Exide Technologies (“the Company”), of our report dated June 14, 2013, with respect to the consolidated balance sheets of Exide Technologies and subsidiaries as of March 31, 2013, and the related consolidated statements of operations, comprehensive loss, stockholders' equity, and cash flows for the year ended March 31, 2013, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of March 31, 2013, which report appears in the March 31, 2013 annual report on Form 10-K of Exide Technologies.

Our report dated June 14, 2013 contains an explanatory paragraph that states that the Company's bankruptcy filing and related matters raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP
Atlanta, Georgia
June 14, 2013

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